Exhibit 2.1

Action No. 0901-02873

IN THE COURT OF QUEEN’S BENCH OF ALBERTA
JUDICIAL DISTRICT OF CALGARY

IN THE MATTER OF THE COMPANIES’ CREDITORS
ARRANGEMENT ACT, R.S.C. 1985, c. C-36, AS AMENDED

AND IN THE MATTER OF A PLAN OF COMPROMISE OR ARRANGMENT OF
CANADIAN SUPERIOR ENERGY INC.,
SEEKER PETROLEUM LTD., and
CANADIAN SUPERIOR TRINIDAD AND TOBAGO LIMITED

PURSUANT TO THE COMPANIES’ CREDITORS ARRANGEMENT ACT (CANADA)
AND SECTION 192(1) OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

August 14, 2009

♦	THIS PLAN SHOULD BE READ TOGETHER WITH THE INFORMATION CIRCULAR DATED AUGUST 18, 2009 PREPARED BY CANADIAN SUPERIOR ENERGY INC., AND THE MONITOR’S REPORT DATED AUGUST 14, 2009
♦	THE FOLLOWING SCHEDULES ATTACHED HERETO ARE INTEGRAL TO AND FORM PART OF THIS PLAN:
SCHEDULE A - DEFINED TERMS AND INTERPRETATION
SCHEDULE B - INSTRUMENT OF PROXY
♦	CAPITALIZED TERMS ARE DEFINED IN SCHEDULE A

ARTICLE 1
BACKGROUND

1.1
Canadian Superior Energy Inc. (“CSEI”) is a publicly traded corporation engaged in the exploration for, and acquisition, development and production of petroleum and natural gas and liquefied natural gas projects, with operations in Western Canada, offshore Nova Scotia, offshore the Republic of Trinidad and Tobago, the United States and North Africa. Seeker Petroleum Ltd. (“Seeker”) and Canadian Superior Trinidad and Tobago Limited (“CSTT”) are wholly owned subsidiaries of CSEI. CSEI, CSTT and Seeker are hereinafter sometimes referred to together as the “CSEI Group”.

1.2
In 2005 CSEI acquired certain rights with respect to Block 5(c), a natural gas prospect covering in excess of 80,000 acres located approximately 60 miles off the east coast of Trinidad. In 2007 BG International Ltd. (“BG”) entered into a Farm-In Agreement with CSEI pursuant to which BG acquired a 30% interest in Block 5(c). CSEI also entered into an agreement with Challenger Energy Corp. (“Challenger”) pursuant to which Challenger was entitled to a 25% interest in Block 5(c), in exchange for agreeing, among other things, to pay

1/3 of the costs attributable to the exploration and development of the property, including an initial three exploration wells; (Challenger’s present interest is hereinafter referred to as the “25 % Interest”). The wells were drilled and testing completed, with results which indicated a resource potential of over 2 TCF of natural gas in the reservoirs encountered by the three exploration wells.

1.3
As a result of its obligations in relation to Block 5(c), and its other projects, CSEI had, by the date these CCAA Proceedings were commenced, incurred in excess of $115 million of liabilities, and had substantial additional obligations going forward in relation to Block 5(c). This situation was exacerbated by amounts in excess of $40 million owed to CSEI by Challenger, but which Challenger was unable to pay.

1.4
In order to pay its portion of the costs of the work program Challenger conducted a share offering. In order to facilitate the closing of this offering, CSEI provided Challenger with a $14 million bridge financing facility with the expectation that additional financing would be undertaken by Challenger to repay the bridge facility and fund its remaining obligations arising from its participation in Block 5(c). Unfortunately, however, the state of the financial markets in late 2008 was such that Challenger was unable to raise further funds. In addition to the amount owed to CSEI under the bridge financing facility, Challenger was indebted to CSEI in relation to its Block 5(c) obligations in an amount in excess of US$23.5 million. As a result, on February 27, 2009, Challenger sought and obtained protection under the CCAA.

1.5
Also as a result of the state of the financial markets, CSEI was itself unable to raise further funds, and was consequently unable to meet its obligations under the work program, and as such was insolvent for the purposes of the CCAA. CSEI’s financial difficulties also resulted in CSTT and Seeker being unable to meet their obligations as they came due, meaning they were insolvent for the purposes of the CCAA.

1.6
CSEI’s relationship with its main lender, Canadian Western Bank, also deteriorated at this time and in early February of 2009 Canadian Western Bank took preliminary steps to enforce its security over CSEI’s assets.

1.7
BG obtained an order in February of 2009 appointing Deloitte & Touche LLP as Interim Receiver over the 70 percent participating interest in Block 5(c) not owned by BG (the “Receiver”). On March 5, 2009 CSEI, CSTT and Seeker sought and obtained CCAA protection.

1.8
Through the course of the past several months since obtaining CCAA protection, CSEI has taken significant steps to put itself in a position to resolve its financial issues and advance this Plan, including:

(a)
With the assistance of the Financial Advisors, conducting a sales process for a portion of its interest in the Block 5(c) property, which ultimately resulted in the BG PSA. The BG PSA contemplates the purchase by BG of a 45% interest in Block 5(c) from CSEI, for a purchase price of approximately US$142,500,000;

(b)	Entering into a settlement agreement dated July 30, 2009 with BG which settles a number of issues existing between CSEI and BG (the “BG Compromise

Agreement”) with the balance of the issues to be addressed in a further settlement agreement among BG, CESI and Challenger which forms part of the BG PSA (the “BG Settlement Agreement”);

(c)	Negotiating the Arrangement Agreement with Challenger, pursuant to which Challenger will become a wholly owned subsidiary of CSEI, which was approved by Challenger shareholders on August 7, 2009;

(d)	Conducting the Claims Procedure to identify and quantify the Claims against the CSEI Group;

(e)	Addressing issues arising from the appointment of the Receiver;

(f)
Entering into a settlement agreement with Palo Alto Investors, LLC which, inter alia, addressed the re-constitution of the board of directors of CSEI, which was approved by the Court on August 12, 2009;

(g)	Negotiation of new financing to provide a line of credit, following the Plan Implementation Date.

ARTICLE 2
PURPOSE AND EFFECT OF PLAN

2.1	Purpose of the Plan

The purpose of this Plan is to effect a compromise and settlement of all Affected Claims in order to allow CSEI to restructure its affairs for the benefit of all stakeholders, with a view to expediting the recovery of amounts owed to them by the Affected Creditors and reducing the uncertainties, risks, costs, delays and possible losses that will otherwise occur to stakeholders. CSEI has concluded, and the Monitor agrees, that Affected Creditors will obtain payment in full of their Affected Claims in a more expeditious and certain manner if the Plan is approved than if the assets of CSEI were liquidated in a formal insolvency proceeding, which is the most likely outcome in the event this Plan is not approved. Affected Creditors should review this Plan, the attached information circular, and the Monitor’s report to creditors before voting to accept or to reject this Plan. The transactions contemplated by this Plan are to be implemented under the CCAA.

2.2	Persons Affected

The Plan provides for the compromise and settlement of all Affected Claims of CSEI. If this Plan is accepted by Affected Creditors of CSEI and approved by the Court, and the other transactions contemplated by the Plan occur, Proven Claims of Affected Creditors of CSEI will be paid in full immediately following the Plan Implementation Date, together with simple interest at 5% per annum on Affected Claims from the Filing Date to the Plan Implementation Date. In the case of Disputed Claims which become Proven Claims after the Plan Implementation Date, to the extent such Proven Claims are Affected Claims, payment of the Affected Claim amount will be made immediately following the date such Disputed Claims become Proven Claims together with simple interest at 5% per annum from the Filing Date until the date such Disputed Claims become Proven Claims.

2.3	Persons Not Affected

This Plan does not compromise or affect the following Claims and rights that arise in respect thereof (collectively, the “Unaffected Claims”). Unaffected Claims will be addressed pursuant to their existing arrangements or as otherwise may be agreed with Unaffected Creditors:

(a)	Claims of Affiliates of CSEI;

(b)	Any indebtedness, liabilities and obligations of Seeker and CSTT which have been properly proven in accordance with the Claims Procedure Order;

(c)	Claims of Excluded Creditors;

(d)	Amounts secured by the Administration Charge;

(e)	the Receiver’s Claim;

(f)	Claims of the Financial Advisors for unpaid fees and costs incurred up to and including the Plan Implementation Date;

(g)	Amounts properly owing by CSEI arising or accruing from the provision of goods and/or performance of services or the advance of money or credit to CSEI from and after the Filing Date;

(h)	All Claims arising or accruing to BG in respect of the BG PSA;

(i)
Claims of the Crown for (i) amounts in respect of those Claims referred to in Section 18.2(1) of the CCAA which become due and payable during the period following the Filing Date and prior to the Plan Implementation Date; and (ii) collected and unremitted amounts in respect of goods and services taxes, excluding penalties and interest, which become due and payable during the period following the Filing Date and prior to the Plan implementation Date;

(j)
All Claims of employees of CSEI who continued to be employed by CSEI on or after the Filing Date including vacation pay up to the Plan Implementation Date, but not including any Claims resulting from termination of any option agreements, share purchase warrants or other rights to acquire common shares of CSEI or resulting from the termination of any employment or related agreements in existence as of the Filing Date, whether in writing or not, and any employment relationships established thereby, and any other agreements relating to the payment of severance to employees or any agreement or arrangement of indemnity extended to, or for the benefit of, any employee;

(k)	Any liability of CSEI for payment of royalties owing pursuant to the terms of any royalty agreement, Crown or freehold lease of oil and/or gas properties;

(1)	Proven Claims of BG and all Claims BG has under the BG Compromise Agreement;

(m)	Claims of Secured Creditors, but only with respect to and solely to the extent that such Claims are finally determined to be valid Secured Claims;

(n)	Claims relating to municipal real property taxes and public utilities;

(o)	Subject to the terms of the BG Compromise Agreement and the BG Settlement Agreement (when executed), all Claims BG has under the JOA;

(p)	Claims in respect of any licenses, franchises, consents, approvals, variances, exemptions and other authorizations issued by or from any Government Authority; and,

(q)	That portion of a Claim arising from a cause of action for which CSEI is covered by insurance, but only to the extent of such insurance coverage.

2.4	Canadian Superior Shareholders

The rights of Canadian Superior Shareholders in respect of CSEI, including the rights of any Canadian Superior Shareholders who acquired flow-through shares, will not be affected other than as contemplated by the Arrangement Agreement, and the Challenger Plan of Arrangement. Canadian Superior Shareholders shall not be entitled to vote or receive any distributions under the Plan with respect to Canadian Superior Shares.

ARTICLE 3
CLASSIFICATION OF CREDITORS, VOTING CLAIMS AND RELATED MATTERS

3.1	Classification of Creditors

For the purpose of considering and voting upon the Plan, Affected Creditors shall constitute a single class, the “Affected Creditors’ Class”.

ARTICLE 4
STRUCTURE OF THE PLAN

4.1	Overview

The Plan contemplates a financial restructuring of CSEI which is expected to enable CSEI to go forward as a solvent and viable business entity. As well, Challenger will become a wholly owned subsidiary of CSEI, and after all of the steps contemplated by Section 4.2 have occurred, including the amalgamation or winding up of the Holding Subsidiary, CSEI will hold a 25% interest in Block 5(c), following a sale of a 45% interest to BG, comprised of the 25% Interest held by Challenger and 20% from the interest originally held by CSEI for approximately US$142,500,000. This Plan if implemented will result in the payment of 100% of all Proven Claims of Affected Creditors, plus simple interest on Affected Claims at the rate of 5% per annum from the Filing Date to the Plan Implementation Date. In the case of Disputed Claims, if they become Proven Claims which are Affected Claims, such Affected Claims will be paid in full together with interest accruing at the same rate from the Filing Date to the date they become Proven Claims.

4.2	Details of the Plan

Prior to the Plan Implementation Date, CSEI will transfer a 25% interest in Block 5(c) to a newly incorporated, wholly owned subsidiary (the “Holding Subsidiary”) in exchange for common shares of the subsidiary. On the Plan Implementation Date the principal events which will occur, in the following order, are:

•	CSEI will acquire the shares of Challenger pursuant to the terms of the Arrangement Agreement, and Challenger and CSEI will take the required steps to implement the Challenger Plan of Arrangement;

•
CSEI will acquire Challenger’s 25% Interest in Block 5(c) in consideration of a promissory note in the amount of the fair market value of the interest and obtain from the Court a Vesting Order in respect of same in form and substance satisfactory to BG (the “CSEI Vesting Order”);

•	The Challenger Debt will be set off against the promissory note issued to Challenger;

•	The Receivership Proceedings will be terminated and the Receiver and the charges created in the Interim Receivership Order will be discharged;

•
BG will acquire from CSEI a 45% interest in Block 5(c), (comprised of the 25% Interest formerly held by Challenger and a 20% interest from CSEI) for a purchase price of US$142,500,000, subject to adjustments (the “BG Purchase Price”);

•
As addressed in the BG PSA, BG will withhold two amounts from the BG Purchase Price. The first amount will be equal to sum of the Receiver’s Claim and the BG Proven Claims and will be used to pay them. The second amount will be US$20 million less the amount (if any) that the first amount execceds US$52 million and will be held by BG in its capacity as operator under the JOA and used to pay CSEI’s future obligations under the JOA. The amount remaining from the BG Purchase Price after deduction of the amounts above (the “BG Net Proceeds”) will be paid to the Monitor;

•	The Monitor will, from the BG Net Proceeds, pay the amounts identified in Section 6.1 of this Plan;

•	CSEI will amalgamate with the Holding Subsidiary or wind up the assets of the Holding Subsidiary into CSEI;

•	The New Lender’s Credit Agreement and the New Lender’s Security Agreements will become effective;

•
CSEI will pay to the Monitor an amount sufficient, together with the surplus funds remaining from the BG Net Proceeds after payment of the amounts above, to fund the Affected Creditors’ Pool and the Disputed Claims Reserve;

•	The Monitor will establish the Affected Creditors’ Pool and the Disputed Claims Reserve.

The Monitor will, as soon as reasonably practicable following the Plan Implementation Date, make payments from the Affected Creditors’ Pool to all Affected Creditors of the amounts contemplated by this Plan in respect of their Proven Claims. As more fully described below, as Disputed Claims are resolved and become Proven Claims, the Monitor will make payment of the dividends payable in respect of the portion of such Claims which are Affected Claims.

If the Plan is approved by Affected Creditors and the Court, certain conditions must be met before Plan Implementation can take place. Those conditions are outlined in Section 8.4 of this Plan.

ARTICLE 5
PROCEDURAL MATTERS

5.1	Creditors’ Meeting

(a)
CSEI will hold a Creditors’ Meeting on the date set by the Meeting Order at which Creditors with Eligible Voting Claims shall consider and vote upon this Plan. The Creditors’ Meeting shall be held in accordance with this Plan, and any applicable Order in respect of the procedure governing the Creditors’ Meeting.

(b)
The Monitor’s designee (the “Chairman”) shall preside as the chair of the Creditors’ Meeting and shall decide all matters relating to the conduct of the Creditors’ Meeting. The only Persons entitled to attend the Creditors’ Meeting are the Chairman, the Monitor, representatives of CSEI, BG, Affected Creditors of CSEI with Eligible Voting Claims (including the holders of proxies), and the legal counsel of any Person entitled to attend. Any other Person may be admitted on invitation of the Chairman. Each Creditor of the Affected Creditors’ Class who is entitled to vote at the Creditors’ Meeting shall be entitled to one vote equal to the dollar value of its Affected Claim determined as an Eligible Voting Claim.

(c)	The Chairman may adjourn the Creditors’ Meeting on such terms and conditions (as to notice of the adjourned meeting and otherwise) as the Chairman may prescribe.

(d)	The entitlement of a Creditor whose Claim is not a Proven Claim to vote at the Creditors’ Meeting shall not be construed as an admission that its Claim is a Proven Claim.

5.2
CSEI and the Monitor shall have the right to seek the assistance of the Court in valuing any Claim for voting purposes in accordance with the Plan and the Meeting Order, if required, and to ascertain the result of any vote on the Plan.

5.3	Procedure

(a)
Acceptance of Plan: Votes cast by Affected Creditors with Eligible Voting Claims at the Creditors’ Meeting shall be binding upon the Affected Creditors and shall be recorded at the time of the Creditors’ Meeting. If the Required Majority is achieved, the Plan shall be approved and shall be deemed to have been agreed to, accepted and approved by the Affected Creditors.

(b)
Appointment and Revocation of Proxies: Each Affected Creditor may vote in person by attending the Creditors’ Meeting or by proxy. A Creditor with an Eligible Voting Claim wishing to appoint a proxy to represent such Creditor at the Creditors’ Meeting may do so by inserting such Person’s name in the blank space provided on the instruments of proxy in the form required by the Meeting Order, (the “Instrument of Proxy”) and sending or delivering the completed Instrument of Proxy to the offices of the Monitor at:

Hardie & Kelly Inc.
#206, 5800-2 Street S.W.
Calgary, AB T2H 0H2
Fax: (403) 640-0591

(c)	An Instrument of Proxy must be:

(i)	received at the offices of the Monitor at least one Business Day prior to the time set for the Creditors’ Meeting, or any adjournment thereof; or

(ii)	delivered to the Monitor at the Creditors’ Meeting prior to the commencement of the Creditors’ Meeting or any adjournment thereof.

Failure to so deposit the Instrument of Proxy shall result in the invalidation of same. CSEI shall be entitled to solicit and collect Instruments of Proxy containing votes in favour of the Plan for delivery to the Monitor.

A Creditor with an Eligible Voting Claim who has given an Instrument of Proxy may revoke it (as to any matter on which a vote has not already been cast pursuant to its authority) by an instrument in writing executed by such Creditor with an Eligible Voting Claim or by his attorney, duly authorized in writing or, if a Creditor with an Eligible Voting Claim is not an individual, by an officer or attorney thereof duly authorized, and deposited either at the offices of the Monitor above mentioned on or before the last Business Day preceding the date of the meeting or any adjournment thereof, or with the Chairman of the relevant Creditors’ Meeting prior to commencement of the Creditors’ Meeting, or any adjournment thereof.

(d)
Signature on Instrument of Proxy: The Instrument of Proxy must be executed by the Creditor with an Eligible Voting Claim or his duly authorized attorney in writing, or if the Creditor with an Eligible Voting Claim is not an individual, the Instrument of Proxy must be signed in its name by an authorized officer whose title should be indicated. The Instrument of Proxy signed by a person acting as attorney or in some other representative capacity should indicate such person’s capacity (following his signature) and it should be accompanied by the appropriate instrument evidencing qualification and authority to act (unless such instrument has previously been filed with the Monitor).

(e)
Voting of Proxies: The Persons named in the Instrument of Proxy shall vote the Affected Claims of the Creditors with Eligible Voting Claims in accordance with the direction of the Creditor with an Eligible Voting Claim appointing them on any ballot that may be called for and where the Creditor with an Eligible Voting Claim giving the Instrument of Proxy specifies a choice with respect to any matter to be voted upon, the Affected Claim shall be voted in accordance with the instructions of the Creditor with an Eligible Voting Claim. In the absence of any such direction, such Affected Claim shall be voted as an Affirmative Vote.

(f)
Exercise of Discretion of Proxy: The accompanying Instrument of Proxy confers a discretionary authority upon the Persons named therein with respect to amendments or variations to the matters identified in the notice of meeting and in this Plan and with respect to other matters that may properly come before the Creditors’ Meeting.

5.4	Confirmation of Plan

(a)
In the event that this Plan is agreed to, accepted and approved by the Required Majority at the Creditors’ Meeting pursuant to the terms of the Plan, CSEI shall, within a reasonable period of time, apply to the Court for the Final Sanction Order.

(b)	Subject to the Final Sanction Order being granted and fulfilment of the conditions precedent in paragraph 8.4 of this Plan, the Plan will be implemented in accordance with the terms thereof.

(c)	In the event that the Plan is not agreed to, accepted and approved in accordance with the Plan for CSEI, the Plan shall automatically terminate.

5.5	Court Assistance

CSEI and the Monitor shall have the right to seek the assistance and/or direction of the Court regarding any matter relating to this Plan.

ARTICLE 6
PROVISIONS GOVERNING DISTRIBUTIONS AND PAYMENTS

6 1	Payment to CWB and Priority Creditors

In full satisfaction, payment, settlement, release and discharge of their Claims, the Monitor shall on the Plan Implementation Date in accordance with the Plan pay from the BG Net Proceeds:

(a)	the CWB Claim; and,

(b)	All amounts secured by the Administration Charge.

6.2	Payments to Unaffected Creditors

On the Plan Implementation Date, the Monitor shall pay or make provision for payment of any accrued amounts then due and payable in respect of the Unaffected Claims and the Unaffected Plan Closing Claims.

6.3	Special Crown Claims

On or as soon as reasonably possible following the Plan Implementation Date, and in any event within six (6) months after the date of the granting of the Final Sanction Order, the Monitor shall pay in full all Special Crown Claims that were outstanding on the Filing Date and which have not been paid by the Plan Implementation Date.

6.4	Affected Creditors’ Pool and Disputed Claims Reserve

CSEI shall provide the Monitor with sufficient funds to allow it to establish, together with funds remaining from the BG Net Proceeds (after payment of the amounts contemplated by Sections 6.1, 6.2 and 6.3 hereof) the Affected Creditors’ Pool and Disputed Claims Reserve. The Affected Creditors’ Pool shall comprise an amount sufficient to pay in full the amount of all Proven Claims outstanding as at the Plan Implementation Date, together with simple interest on such amounts at 5% per annum from the Filing Date to the Plan Implementation Date, plus the estimated amount of the Monitor’s reasonable costs and expenses in relation to the administration and distribution of the Affected Creditors’ Pool. The Disputed Claims Reserve shall comprise an amount sufficient to pay the full amount claimed in respect of all Disputed Claims outstanding as at the Plan Implementation Date, together with an amount sufficient to pay simple interest at 5% per annum on the amount of the Proven Claim, as finally determined, from the Filing Date to the date such Claim, if an Affected Claim, becomes a Proven Claim plus the estimated amount of the Monitor’s reasonable costs and expenses in relation to the administration and distribution of the Disputed Claims Reserve.

6.5	Distribution to the Affected Creditors

As soon as reasonably practicable after the Plan Implementation Date, the Affected Creditors’ Pool shall be distributed by the Monitor, on behalf and for the account of CSEI. The Monitor will send to each Affected Creditor holding a Proven Claim a cheque in an amount equal to the amount of its Proven Claim, plus simple interest thereon calculated at 5% per annum from the Filing Date to the Plan Implementation Date, to be sent by prepaid ordinary mail to the last known address for such Affected Creditor or to the address for such Affected Creditor specified in the Proof of Claim filed by such Affected Creditor.

6.6	Claims Bar Date and Subsequent Claims Bar Date

Nothing in the Plan extends or shall be interpreted as extending or amending the Claims Bar Date or Subsequent Claims Bar Date, or gives or shall be interpreted as giving any rights to any Person in respect of Pre-Filing Claims or Subsequent Claims that have been barred or extinguished pursuant to the Claims Procedure.

6.7	Currency

(a)	Voting

For the purposes of voting on the Plan all Affected Claims shall be denominated in Canadian Dollars. Any Affected Claim in a currency other than Canadian Dollars will, for voting purposes, be regarded as having been converted at the noon spot rate of exchange quoted by the Bank of Canada for exchanging such currency to Canadian Dollars as at the Filing Date.

(b)	Distributions

Unless otherwise specifically provided for in the Plan or the Final Sanction Order, for the purposes of payments and distributions under the Plan all Affected Claims except those in US Dollars shall be denominated in Canadian Dollars and all payments and distributions to Creditors on account of their Affected Claims shall be made in Canadian Dollars. Any Affected Claim in a currency other than Canadian or US Dollars shall be regarded as having been converted at the noon spot rate of exchange quoted by the Bank of Canada for exchanging such currency to Canadian Dollars as at the Filing Date. Payments and distributions in respect of all Affected Claims in US Dollars will be made in US Dollars.

6.8	Interest

Except as otherwise specifically provided for in the Plan or the Final Sanction Order, interest shall not accrue or be paid on Affected Claims after the Filing Date, and in particular, except as otherwise specifically provided by Section 7.3 regarding Disputed Claims, no holder of an Affected Claim shall be entitled to payment of any interest whatsoever in respect of Affected Claims on or after the Plan Implementation Date, notwithstanding that payments to be made under the Plan may be received by Affected Creditors after the Plan Implementation Date.

6.9	Treatment of Undeliverable Distributions

If any Affected Creditor’s distribution by way of cheque is returned as undeliverable or is not cashed, no further distributions to such Affected Creditor shall be made unless and until CSEI and the Monitor are notified by such Affected Creditor of such Affected Creditor’s current address, at which time all such distributions shall be made to such Affected Creditor without interest. All claims for undeliverable or uncashed distributions in respect of Proven Claims must be made on or before the expiration of six (6) months following the later of the Plan Implementation Date or the date upon which such Affected Creditor’s claim became a Proven Claim. After such date the Proven Claims of any Affected Creditor or successor of such Affected Creditor with respect to such unclaimed or uncashed distributions shall be forever discharged and forever barred, notwithstanding any federal or provincial laws to the contrary, at which time the amount held by the Monitor in relation to the Claim shall be returned to CSEI. Nothing contained in the Plan shall require CSEI or the Monitor to attempt to locate any holder of a Proven Claim.

6.10	Assignment of Claims for Voting and Distribution Purposes

(a)	Assignment of Claims Prior to the Creditors’ Meeting

An Affected Creditor may transfer or assign the whole of its Affected Claim prior to the Creditors’ Meeting and CSEI shall not be obliged to deal with any such transferee or assignee as an Affected Creditor in respect thereof, including allowing such transferee or assignee to vote at the Creditors’ Meeting, unless and until actual notice of the transfer or assignment, together with satisfactory evidence of such transfer or assignment, has been received by CSEI and the Monitor by 5:00 p.m. on the day that is at least ten (10) Business Days immediately prior to the Creditors’ Meeting. Thereafter, such transferee or assignee shall, for all purposes in accordance with the Claims Procedure constitute an Affected Creditor and shall be bound by any and all notices previously given to the transferor or assignor in respect of such Affected Claim. For greater certainty, neither CSEI nor the Monitor shall recognize partial transfers or assignments of Affected Claims.

(b)	Assignment of Claims Subsequent to the Creditors’ Meeting

An Affected Creditor may transfer or assign the whole of its Affected Claim after the Creditors’ Meeting (or ten (10) Business Days immediately prior thereto) and CSEI shall not be obliged to make distributions to any such transferee or assignee or otherwise deal with such transferee or assignee as an Affected Creditor in respect thereof unless and until actual notice of the transfer or assignment, together with satisfactory evidence of such transfer or assignment, has been received by CSEI and the Monitor by 5:00 p.m. on the day that is at least ten (10) Business Days immediately prior to the day on which the first distribution to Affected Creditors with Proven Claims is made. Thereafter, such transferee or assignee shall, for all purposes in accordance with the Claims Procedure constitute an Affected Creditor and shall be bound by notices given and steps in respect of such Affected Claim. For greater certainty, neither CSEI nor the Monitor shall recognize partial transfers or assignments of Affected Claims.

6.11	Allocation of Distributions

All distributions made by the Monitor on behalf of CSEI pursuant to the Plan shall be first in consideration for the outstanding principal amount of the Affected Claims and secondly in consideration for accrued and unpaid interest and penalties, if any, which forms part of such Affected Claims.

6.12	Withholding and Reporting Requirements

CSEI and the Monitor shall be entitled to deduct and withhold from any distribution, payment or consideration otherwise payable to any Affected Creditor or to any Person on behalf of any Affected Creditor such amounts as CSEI or the Monitor is (a) required to deduct and withhold with respect to such payment under the ITA, or any provision of federal, provincial, territorial, state, local or foreign tax law, in each case, as amended or succeeded, or (b) entitled to withhold under section 116 of the ITA or any corresponding provisions of provincial law.

To the extent that amounts are so withheld or deducted and paid over to the applicable governmental entity, such with.held or deducted amounts shall be treated for all purposes of the Plan as having been paid to such Person as the remainder of the payment in respect of which such withholding and deduction were made. Notwithstanding any other provision of the Plan: (a) each holder of a Proven Claim that is to receive a distribution, payment or other consideration pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed by any Taxing Authority, including income, withholding and other Tax obligations, on account of such distribution, payment or other consideration, and (b) no distribution, payment or other consideration shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Monitor for the payment and satisfaction of such Tax obligations.

ARTICLE 7
PROCEDURE FOR RESOLVING DISTRIBUTIONS OF DISPUTED CLAIMS

7.1	No Distribution Pending Allowance

Notwithstanding any other provision of the Plan, no payments or distributions shall be made with respect to all or any portion of a Disputed Claim unless and to the extent it has become a Proven Claim, in whole or in part.

7 2	Disputed Claims Reserve

On the Plan Implementation Date, the Monitor shall establish and maintain the Disputed Claims Reserve.

7.3	Distributions After Disputed Claims Resolved

The Monitor, on behalf of CSEI, shall distribute from the Disputed Claims Reserve to each holder of a Disputed Claim which has become in whole or in part, a Proven Claim, the amount of such Proven Claim in accordance with the Plan. In particular, to the extent that a Disputed Claim which becomes a Proven Claim is an Affected Claim, the Monitor, on behalf of CSEI, shall distribute the amount of such Affected Claim, together with simple interest at the rate of 5% per annum on the amount of such Affected Claim from the Filing Date until the date such Claim becomes a Proven Claim.

After all Disputed Claims have been finally determined in accordance with the Claims Procedure Order or a final Order has been entered in respect thereof, and all distributions due in respect of such Claims have been paid, any balance that remains in the Disputed Claims Reserve after deduction of all fees and costs incurred by the Monitor to administer the Disputed Claims Reserve and effect distributions shall be paid to CSEI by the Monitor.

ARTICLE 8
PLAN IMPLEMENTATION

8.1	Release and Discharge of Security by Secured Creditors

Secured Creditors whose Proven Claims have been paid in full by the Monitor pursuant to Sections 6.1 or 6.2 hereof (which for the purposes of this Section shall not include BG or its security under the JOA (the “BG JOA Security”)) shall be deemed to have discharged their security. Moreover, such Secured Creditors shall (if requested by CSEI), at the Secured Creditors’ expense, execute and deliver to CSEI all such notices, instruments, discharges, releases, certificates and other deeds and documents as may be necessary to release and discharge the security, liens, or other Claims the Secured Creditors hold against CSEI and the Assets. Such a request by CSEI may include the requirement that the documents be provided prior to receipt of any payments pursuant to the Plan. The Final Sanction Order shall provide for the release, discharge or discontinuance of any writ, charge, lien, other registered instrument, or outstanding pleading other than the BG JOA Security which has been filed or registered by any Secured Creditor in respect of CSEI or the Assets, where such Secured Creditor’s Proven Claim has been paid in full pursuant to Sections 6.1 or 6.2 of this Plan.

8.2	Extinguishment of Claims

The Pre-Filing Claims and Subsequent Claims of any Creditors who have not submitted a Proof of Claim in accordance with the Claims Procedure are deemed to be forever barred and may not thereafter be advanced as against CSEI, CSTT or Seeker, pursuant to the Claims Procedure Order.

8.3	Sequence of Events

On the Plan Implementation Date the sequence of events will be deemed to be:

a)	Implementation of the Challenger Plan of Arrangement; then

b)	CSEI will acquire Challenger’s 25% Interest in Block 5(c) and obtain the CSEI Vesting Order in consideration of a promissory note in the amount of the fair market value of the interest, then

c)	The Challenger Debt will be set off against the promissory note issued to Challenger; then,

d)	The Challenger CCAA Proceedings shall be terminated, the Challenger Monitor shall be discharged, and the charges created in the Challenger CCAA Proceedings shall be terminated; then,

e)	The Receiver and the charges created in the Interim Receivership Order shall be discharged; then

f)	Closing of the BG PSA and release of the BG Net Proceeds to the Monitor; then

g)	The BG Settlement Agreement becomes effective; then,

h)	Payment by the Monitor from the BG Net Proceeds of the amounts listed in Section 6.1 and 6.2; then,

i)	All of the charges, including the Administration Charge, created by the Initial Order shall be terminated, discharged and released as against CSEI, the Assets, CSTT and Seeker; then,

j)	The New Lender’s Credit Agreement and the New Lender’s Security Agreements shall become effective; then,

k)
Payment by CSEI to the Monitor of an amount sufficient, together with the surplus funds remaining from the BG Net Proceeds after payment of the amounts above, to fund the Affected Creditors’ Pool and the Disputed Claims Reserve; then

1)
Creation of the Affected Creditors’ Pool and the Disputed Claims Reserve by the Monitor to be held by the Monitor in escrow for the benefit of Affected Creditors and the holders of Disputed Claims, respectively, to be distributed by the Monitor in accordance with the Plan; then,

m)	The compromises with the Affected Creditors and the releases referred to in Article 9.1 and the other provisions of this Plan shall become effective.

8.4	Conditions to Implementation of the Plan

The implementation of the Plan shall be conditional upon the fulfillment of the following conditions on or prior to the Plan Implementation Date, as the case may be:

(a)	The New Lender’s Credit Agreement and the New Lender’s Security Agreements shall have been duly executed and registered or otherwise perfected;

(b)	CSEI shall have, prior to the Plan Implementation Date, transferred a 25% interest in Block 5(c) to a newly incorporated, wholly owned subsidiary in exchange for common shares of the subsidiary;

(c)	The Monitor shall have delivered to BG the certificate contemplated in the form of vesting order appended to the BG PSA, confirming that all conditions therein have been satisfied or waived;

(d)	The Challenger Plan of Arrangement shall have been approved by the Court;

(e)	The Plan shall have been Approved by the Required Majority of Affected Creditors with Eligible Voting Claims;

(f)	The Final Sanction Order shall have been granted in substantially the form described in Section 10.1;

(g)	An Order approving the completion of the transaction contemplated by the BG PSA shall have been obtained in the Receivership Proceedings;

(h)
All applicable governmental, regulatory and judicial consents, orders and any and all filings with all governmental authorities and other regulatory authorities having jurisdiction, in each case to the effect deemed necessary or desirable by CSEI for the completion of the transactions contemplated by the BGA PSA or the Plan or any aspect thereof, including the Consent by the Minister, shall have been obtained; and,

(i)	The BG Net Proceeds shall have been deposited with the Monitor.

8.5
One Business Day following the satisfaction of the conditions set out in Section 8.4 and the occurrence of the events set out in Section 8.3, the Monitor shall deliver to CSEI a certificate stating that the Plan Implementation Date has occurred. Following the Plan Implementation Date, the Monitor shall file such certificate with the Court.

ARTICLE 9
RELEASES

9.1	Plan Releases

On the Plan Implementation Date and in accordance with the sequential order of steps set out in Section 8.3, CSEI, the Monitor, the Financial Advisors and each and every director, officer, member of any pension committee or governance council, employee and legal counsel and agents thereof in respect of the restructuring, who has acted at any time in any such capacity from and after the Filing Date (being herein referred to individually as a “Released Party”) shall be released and discharged from any and all demands, claims, actions, causes of action, counterclaims, suits, debts, sums of money, accounts, covenants, damages, judgments, orders, including for injunctive relief or specific performance and compliance orders, expenses, executions, liens and other recoveries on account of any liability, obligation, demand or cause of action of whatever nature which any Affected Creditor or other Person may be entitled to assert, including any and all claims in respect of statutory liabilities of directors, officers, members and employees of CSEI and any alleged fiduciary or other duty whether known or unknown, matured or unmatured, foreseen or unforeseen, existing or hereafter arising, based in whole or in part on any act or omission, transaction, duty, responsibility, indebtedness, liability, obligation, dealing or other occurrence existing or taking place on or prior to the Plan Implementation Date in any way relating to, arising out of or in connection with the Affected Claims, the business and affairs of CSEI whenever or however conducted, the administration and/or management of the Arrangement Agreement, BG PSA, the Plan, the CCAA Proceedings, any Claim that has been barred or extinguished by the Claims Procedure Order and all claims arising out of such actions or omissions shall be forever waived and released, all to the full extent permitted by any Applicable Law; provided that nothing in the Plan shall release or discharge a Released Party from (a) any obligation created by or existing under the Plan or any related document, (b) any criminal, fraudulent or other wilful misconduct, (c) any claim with respect to matters set out in section 5.1(2) of the CCAA, (d) any claim to the extent it is based upon or attributable to such Released Party gaining in fact a personal profit to which such Released Party was not legally entitled, (e) any claim resulting from any contractual obligation owed by such Person to CSEI, CSTT or Seeker or (f) any claim with respect to any loan advance or similar payment by CSEI to any such Released Party.

ARTICLE 10
COURT SANCTION

10.1	Final Sanction Order

If the Required Majority approves the Plan, CSEI shall apply for the Final Sanction Order. The Final Sanction Order shall, among other things:

(a)	declare that the Plan is fair and reasonable;

(b)
declare that as of the Plan Implementation Date, the Plan and all associated steps, compromises, transactions, arrangements, assignments, releases and reorganizations effected thereby are approved, binding and effective as herein set out upon CSEI, all Affected Creditors and all other Persons and Parties affected by the Plan;

(c)
declare that the steps to be taken and the compromises and releases to be effected on the Plan Implementation Date are deemed to occur and be effected in the sequential order contemplated by Section 8.3 of the Plan on the Plan Implementation Date;

(d)	declare that CSEI is authorized to:

(i)	direct that the BG Net Proceeds be paid to the Monitor;

(ii)	direct the Monitor to make the payments contemplated by this Plan; and

(iii)	make payment of such additional amounts to the Monitor as are required to establish the Affected Creditor Pool and the Disputed Claims Reserve;

(e)	declare that the releases referred to in Section 9.1 and the other provisions of this Plan relating to Creditors shall become effective in accordance with the Plan;

(f)	terminate and discharge the Administration Charge on the Plan Implementation Date;

(g)
compromise, discharge and release CSEI from any and all Affected Claims of any nature in accordance with the Plan, and declare that the ability of any Person to proceed against CSEI in respect of or relating to any Affected Claims shall be forever discharged and restrained, and all proceedings with respect to, in connection with or relating to such Affected Claims be permanently stayed, subject only to the right of Affected Creditors to receive distributions pursuant to the Plan in respect of their Affected Claims;

(h)	discharge and extinguish all liens, including all security registrations against CSEI, in favour of any Affected Creditor in respect of an Affected Claim;

(i)	discharge and extinguish all liens, including all security registrations against CSEI, in favour of any Creditor in respect of a Disputed Claim;

(j)
declare that any Pre-Filing Claims and Subsequent Claims in respect of which a proof of claim has not been filed by the Claims Bar Date or the Subsequent Claims Bar Date, as applicable, shall be forever barred and extinguished;

(k)	declare that the stay of proceedings under the Initial Order is extended in respect of the CSEI Group to, and including, the Plan Implementation Date;

(l)
declare that, subject to the performance by CSEI of its obligations under the Plan, all obligations, agreements or leases to which CSEI is a party shall be and remain in full force and effect, unamended, as at the Plan Implementation Date, unless repudiated or deemed to be repudiated by CSEI pursuant to the Initial Order, and no party to any such obligation or agreement shall on or following the Plan Implementation Date, accelerate, terminate, refuse to renew, rescind, refuse to perform or otherwise repudiate its obligations thereunder, or enforce or exercise (or purport to enforce or exercise) any right or remedy under or in respect of any such obligation or agreement, by reason:

(i)
of any event which occurred prior to, and not continuing after, the Plan Implementation Date or which is or continues to be suspended or waived under the Plan, which would have entitled any other party thereto to enforce those rights or remedies;

(ii)	that CSEI, CSTT or Seeker have sought or obtained relief or have taken steps as part of the Plan or under the CCAA;

(iii)	of any default or event of default arising as a result of the financial condition or insolvency of CSEI, CSTT or Seeker;

(iv)	of the effect upon CSEI of the completion of any of the transactions contemplated under the Plan; or

(v)	of any compromises, settlements, restructurings or reorganizations effected pursuant to the Plan;

(m)
stay the commencing, taking, applying for or issuing or continuing any and all steps or proceedings, including, without limitation, administrative hearings and orders, declarations or assessments, commenced, taken or proceeded with or that may be commenced, taken or proceeded with against any Released Party in respect of all Affected Claims and any other matter released pursuant to Article 9.1 herein;

(n)
if required, authorize CSEI to execute the New Lender’s Credit Agreement, the New Lender’s Security Agreements, to grant the security interests contemplated by the New Lender’s Security Agreements, and authorizing the registration or other perfection of the New Lender’s Security Agreements, which shall not become effective until Plan Implementation;

(o)	authorize the Monitor to perform its functions and fulfil its obligations under the Plan to facilitate the implementation of the Plan;

(p)
declare that all distributions and payments by the Monitor to the Receiver, CWB, Secured Creditors, Persons entitled to the benefit of the Administration Charge, Persons having Unaffected Plan Closing Claims, Unaffected Creditors and Affected Creditors under the Plan are for the account of CSEI and in fulfillment of its obligations under the Plan;

(q)
declare that upon completion by the Monitor of its duties in respect of CSEI pursuant to the CCAA and the Orders, including, without limitation, the Monitor’s duties in respect of the Claims Procedure and the distributions to be made by the Monitor in accordance with the Plan, the Monitor may file with the Court a certificate of Plan termination stating that all of its duties in respect of CSEI pursuant to the CCAA and the Orders have been completed and thereupon, Hardie & Kelly Inc. shall be deemed to be discharged from its duties as Monitor of CSEI; and

(r)	declare that CSEI and the Monitor may apply to the Court for advice and direction in respect of any matter arising from or under the Plan.

ARTICLE 11
GENERAL PROVISIONS

11.1	Role of Monitor

(a)
From and after the Plan Implementation Date the Monitor shall cease to be responsible for dealing with Disputed Claims, and CSEI shall be solely responsible for the resolution of all Disputed Claims. CSEI may, without further Order, settle or resolve any Disputed Claims and shall, immediately upon settling or resolving a Disputed Claim, notify the Monitor to allow the Monitor to promptly make the payments contemplated by Section 7.3.

(b)
The Monitor may make interim payment of its fees and expenses from the Affected Creditor’s Pool and the Disputed Claims Reserve, as applicable, but shall prior to making final distributions from such funds, if required by CSEI, tax its fees and expenses.

11.2	Further Assurances

Notwithstanding that the transactions and events set out in this Plan may be deemed to occur without any additional act or formality other than as may be expressly set out herein, each of the Persons affected hereto shall make, do, and execute or cause to be made, one or executed all such further acts, deeds, agreements, assignments, transfers, conveyances, discharges, discontinuances of any suit or proceeding, assurances, instruments, documents, elections, consents or filings as may be reasonably required by CSEI in order to implement this Plan.

11.3	Paramountcy

Without limiting any other provision hereof, and after the Plan Implementation Date, in the event of any conflict between this Plan and the covenants, warranties, representations, terms, conditions, provisions or obligations, expressed, or implied, of any contract, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral and any and all amendments or supplements thereto existing between any Creditor or any other Persons affected by the Plan, and CSEI as at the Plan Implementation Date, the terms, conditions and provisions of this Plan shall govern and shall take precedence and priority.

11.4	Waiver of Defaults

(a)
From and after the Plan Implementation Date, each Creditor, including BG, shall be deemed to have waived any and all defaults by CSEI arising on or prior to the Plan Implementation Date in respect of every covenant, warranty, representation, term, provision, condition or obligation, express or implied, in every contract, agreement, mortgage, security agreement, indenture, trust indenture, loan agreement, commitment letter, agreement for sale, lease or other agreement, written or oral. Without limiting the generality of the foregoing, such waiver shall extend to and include any provision of any agreement between any Creditor and CSEI which provides that CSEI is in default, or the Creditor has a remedy or a right, and which arises or results from any change in control, or deemed change in control of CSEI resulting from this Plan or any change in directors of CSEI which has taken place up to and including the Plan Implementation Date. Any and all notices of default, acceleration of payments and demands for payments under any instrument, or notices given under the CCAA, including without limitation any notices of intention to proceed to enforce security, shall be deemed to have been rescinded and withdrawn.

(b)
In particular, and without limiting the generality of paragraph 11.4 (a) above, from and after the Plan Implementation Date, subject to the BG Settlement Agreement, any default by CSEI under the JOA occurring prior to the Plan Implementation Date will be deemed to be cured and any and all rights which may have accrued to BG under the JOA and the PSC prior to the Plan Implementation Date in respect of such defaults will be extinguished and vacated, including without limitation any rights of forfeiture, mortgage and security interests in respect of such defaults.

11.5	Compromise Effective for all Purposes

The Plan and the payment, compromise or satisfaction of any Claims under this Plan, if sanctioned and approved by the Court, shall be binding upon each Creditor, its heirs, executors, administrators, legal personal representatives, successors and assigns, as the case may be, for all purposes and, without limitation the generality of the foregoing, this Plan will constitute:

(a)	full, final and absolute settlement and compromise of all Affected Claims;

(b)	an absolute release, discharge and extinguishment of all Affected Claims against CSEI and the Assets.

The payment, compromise or other satisfaction of any Claim under this Plan, if sanctioned and approved by the Court, will be binding upon the Creditors and each of their heirs, executors, administrators, successors and assigns, for all purposes and, to such extent will also be effective to relieve any third party directly or indirectly liable for such Claim, whether as guarantor, indemnitor, tenant, director, joint covenantor, principal or otherwise.

11.6	(Intentionally left blank)

11.7	Treatment of Contracts

Except as otherwise provided in the Plan, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, as of the Plan Implementation Date, CSEI shall be deemed to have ratified each executory contract to which it is a party, unless such contract (i) was previously repudiated or terminated by CSEI, (ii) previously expired or terminated pursuant to its own terms, of (iii) is otherwise set forth in the Plan as being an executory contract which is deemed to be repudiated or terminated.

11.8	Payment of Taxes

Notwithstanding any provisions of the Plan, each holder of a Proven Claim that is to receive a distribution pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental authority, including, without limitation of the foregoing, income, withholding and other tax obligations, on account of such distribution.

11.9	Plan Amendment

CSEI may, at any time and from time to time, amend, modify and/or supplement this Plan:

(a)	provided such amendment, modification or supplement or waiver is contained in a written document which is:

(i)	filed with the Court and, if made following the Creditors’ Meeting, approved by the Court; and

(ii)	communicated to the Creditors in the manner required by the Court (if so required); or

(b)
after the Final Sanction Order, provided such amendment, modification, supplement or waiver concerns a matter which, in the opinion of CSEI, acting reasonably, is of an administrative or technical nature required to better give effect to the implementation of this Plan and the Final Sanction Order or would not be materially adverse to the financial interests of the Creditors. Any amendments to this Plan and any supplementary plan or plans of compromise or arrangement (which shall be filed with the Court) will, for all purposes, be, and be deemed to be, a part of and incorporated in this Plan.

11.10	Notices

Any notice or communication to be delivered hereunder will be in writing and will reference the Plan and may, subject as hereinafter provided, be made or given by mail, personal delivery or by telecopier addressed to the respective parties as follows:

(a)
If to CSEI:

Canadian Superior Energy Inc.
3200, 500-4 Avenue S.W.
Calgary, AB T2P 2V6
Attention: Robb Thompson / Leif Snethun
Fax: (403) 216-2374

with a copy to:

Borden Ladner Gervais LLP
1000 Canterra Tower
400 Third Avenue S.W.
Calgary, AB T2P 4H2
Attention: Patrick T. McCarthy / Josef G. A. Kruger
Fax:   (403) 266-1395

(b)
If to a Creditor:

to the known address (including fax number) for such Creditor specified in the proofs of claim filed by such Creditor or, in the absence of such a proof of claim, to the address for such creditor on the books of the applicable member of CSEI.

(c)	If to the Monitor: Hardie & Kelly Inc.

206, 5800-2 Street S.W.
Calgary, AB T2H 0H2
Attention: Marc Kelly
Fax: (403) 640-0591

with a copy to:

Bennett Jones LLP
4500, 855 2 Street S.W.
Calgary, AB T2P 4K7
Attention: Chris Simard
Fax: (403) 265-7219

or to such other address as any party may from time to time notify the others in accordance with this Article. All such notices and communications which are delivered will be deemed to have been received on the date of delivery. All such notices and communications which are faxed will be deemed to be received on the date faxed if sent before 5:00 p.m. Calgary time on a Business Day and otherwise will be deemed to be received on the Business Day next following the day upon which such telecopy was sent. Any notice or other communication sent by mail will be deemed to have been received on the third Business Day after the date of mailing.

ARTICLE 12
INTERPRETATION

12.1	Definitions

In this Plan, unless the context should otherwise require the capitalized terms and phrases used but not defined herein have the meanings given to them in Schedule “A” attached hereto.

12.2	Article and Section Reference

The terms “this Plan”, “hereof’, “hereunder”, “herein”, and similar expressions refer to this Plan, amendments to this Plan, and not to any particular article, section, subsection, paragraph or clause of this Plan and include any instrument supplemental hereto. In this Plan, a reference to an article, section, subsection, clause or paragraph shall, unless otherwise stated, refer to an article, section, subsection, paragraph or clause of this Plan.

12.3	Extended Meanings

In this Plan, where the context so requires, any word importing the singular number shall include the plural and vice versa; and any word or words importing gender shall include all genders.

12.4	Interpretation Not Affected by Headings

The division of this Plan into articles, sections, subsections, paragraphs and clauses and the insertion of a table of contents and headings are for convenience of reference and shall not affect the construction or interpretation of this Plan.

12.5	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

12.6	Currency

Unless otherwise stated herein, all references to currency in this Plan are to lawful money of Canada.

12.7	Statutory References

Any reference in this Plan to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

12.8	Successors and Assigns

This Plan shall be binding upon and shall enure to the benefit of the heirs, administrators, executors, legal personal representatives, successors and assigns, as the case maybe, of any Person named or referred to in this Plan.

12.9	Governing Law

This Plan shall be governed by, and construed in accordance with the laws of Alberta and the federal laws of Canada applicable therein. All questions as to the interpretation of or application of this Plan and all proceedings taken in connection with this Plan and its revisions shall be subject to the exclusive jurisdiction of the Court.

12.10	Inclusive Meaning

As used in this Plan, the words “include”, “includes”, “including”, or any other derivation thereof means, in any case, those words as modified by the words “without limitation”.

12.11	Schedules

The following are the Schedules to this Plan, which are incorporated by reference into this Plan and form an integral part hereof:

(i)	Schedule “A” - Definitions;

(ii)	Schedule “B” – Instrument of Proxy

SCHEDULE “A”

DEFINITIONS

“25% Interest” has the meaning given to it in Section 1.2;

“Administration Charge” has the meaning given to it by the Initial Order;

“Affected Claim” means any Pre-Filing Claim or Subsequent Claim except for Unaffected Claims;

“Affected Creditor” means any Creditor with an Affected Claim, but only with respect to and to the extent of such Affected Claim;

“Affected Creditors’ Class” means the class of Creditors established in Section 3.1 hereto;

“Affected Creditors’ Pool” means the pool of funds established and paid to the Monitor in accordance with Section 6.4 hereof;

“Affiliate” means, in relation to any Person, any other Person or group of Persons acting in concert, directly or indirectly, that Controls, is Controlled by or under common Control with the first mentioned Person;

“Applicable Law” means, with respect to any Person, property, transaction, event or other matter, any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law relating or applicable to such Person, property, transaction, event or other matter. Applicable Law also includes, where appropriate, any interpretation of any law, rule, statute, regulation, order, judgment, decree, treaty or other requirement having the force of law by any Person, court or tribunal having jurisdiction over it, or charged with its administration or interpretation;

“Arrangement Agreement” means the Challenger Arrangement Agreement made as of June 18, 2009 between CSEI and Challenger;

“Assets” means all of the property, assets and undertaking of CSEI;

“BG” means BG International Limited and includes any Affiliate or nominee of BG as designated by BG for the purposes of this Plan;

“BC Compromise Agreement” has the meaning ascribed thereto in Section 1.8;

“BG Net Proceeds” has the meaning ascribed thereto in Section 4.2;

“BG Purchase Price” has the meaning ascribed thereto in Section 4.2;

“BG PSA” means the Agreement of Purchase and Sale made as of June 30, 2009 between CSEI and BG;

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“BG JOA Security” has the meaning given to it in Section 8.1;

“BG Settlement Agreement” has the meaning given to it in Section 1.8 (b)

“BIA” means the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, as amended;

“Block 5(c)” means the “Intrepid” Block 5(c), covering approximately 80,041 acres located approximately 60 miles off the east coast of Trinidad in the Columbus Basin (subject to relinquishments in accordance with the PSC);

“Business Day” means a day on which banks are generally open for the transaction of commercial business in Calgary, Alberta, but does not in any event include a Saturday, Sunday or a bank holiday under Applicable Law;

“CSEI” means Canadian Superior Energy Inc.;

“CSEI Group” means CSEI, Seeker, and CSTT;

“CSEI Vesting Order” has the meaning given to it is Section 4.2;

“Canadian Superior Shares” means the issued and outstanding common shares of CSEI on a fully diluted basis;

“Canadian Superior Shareholders” means the holders of Canadian Superior Shares;

“CCAA” means the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended;

“CSAA Proceedings” means the proceedings commenced by CSEI, Seeker and CSTT under the CCAA in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, Action No. 090102873;

“Chairman” has the meaning given to it in subsection 5.1(b) of the Plan;

“Challenger” means Challenger Energy Corp.;

“Challenger CCAA Proceedings” means the CCAA proceedings commenced by Challenger in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, under Action No. 0901-03006;

“Challenger Debt” means the principal amount of approximately $14,107,000 owed by Challenger to CSEI pursuant to the bridge financing agreement and the principal amount of approximately US$29,433,000 owed by Challenger to CSEI in respect of Challenger’s obligations in relation to Block 5(c), together with accrued interest and other charges;

“Challenger Monitor” means Alger & Associates Inc.;

“Challenger Plan of Arrangement” means the Plan of Arrangement contemplated by the Arrangement Agreement;

“Claim” means any right or claim of any Person, including any Tax Claim of, that may be asserted or made in whole or in part against CSEI, whether or not asserted or made, in connection with any indebtedness, liability or obligation of any kind whatsoever, and any interest accrued thereon or costs payable in respect thereof, including without limitation, by reason of the commission of a tort (intentional or unintentional), by reason of any breach of contract or other agreement (oral or

3

written), by reason of any breach of duty (including, without limitation, any legal, statutory, equitable or fiduciary duty) or by reason of any right of ownership of or title to property or assets or right to a trust or deemed trust (statutory, express, implied, resulting, constructive or otherwise), and whether or not any indebtedness, liability or obligation is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, unsecured, present or future, known or unknown, by guarantee, surety or otherwise, and whether or not any right or claim is executory or anticipatory in nature including, without limitation, any right or ability of any Person to advance a claim for contribution or indemnity or otherwise with respect to any matter, action, cause or chose in action whether existing at present or commenced in the future, together with any other rights or claims of any kind that, if unsecured, would be a debt provable in bankruptcy within the meaning of the BIA, had CSEI become bankrupt;

“Claims Bar Date” means 5:00 p.m. Mountain Time on June 23, 2009 or such later date on which a Proof of Claim is accepted for filing by CSEI and the Monitor, or the Court, prior to the applicable Creditors’ Meeting;

“Claims Procedure” means the procedures outlined in the Claims Procedure Order in connection with the assertion of Claims against CSEI;

“Claims Procedure Order” means the Order of the Court made by the Honourable Justice S.J. LoVecchio dated May 22, 2009 approving the Claims Procedure;

“Consent by the Minister” means the consent by the Minister to the sale of a 45% legal and beneficial interest in and to Block 5(c) to BG pursuant to the BG PSA and the retention by CSEI, after all of the steps contemplated by Section 4.2 have occurred, including the amalgamation or winding up of the Holding Subsidiary, of a 25% legal and beneficial interest in and to Block 5(c);

“Court” means the Court of Queen’s Bench of Alberta;

“Creditor” means any Unaffected Creditor or Affected Creditor having a Claim;

“Creditors’ Meeting” means the meeting of Affected Creditors with Eligible Voting Claims called for the purpose of considering and voting in respect of the Plan and any adjournment thereof;

“CSTT” means Canadian Superior Trinidad and Tobago Limited;

“CWB” means Canadian Western Bank;

“CWB Claim” means the Secured Claim of CWB;

“Disputed Claim” means a Claim properly filed in accordance with the Claims Procedure which, if allowed in whole or in part, would be an Affected Claim, but which has not, as of the Plan Implementation Date been finally determined to be a Proven Claim in accordance with the Claims Procedure;

“Disputed Claims Reserve” means the pool of funds established and paid to the Monitor in accordance with Section 6.4 hereof;

“Eligible Voting Claim” means a Proven Claim in respect of CSEI, or where a Claim is disputed or unresolved by the time the Creditors’ Meeting commences, the value assigned to such Claim for

4

voting purposes by CSEI in consultation with the Monitor, or the Court, except no Unaffected Claim will be an Eligible Voting Claim;

“Excluded Creditors” means, with respect to CSEI, HSBC Bank of Canada, and with respect to CSTT, Petroleum Company of Trinidad and Tobago Limited;

“Filing Date” means March 5, 2009;

“Financial Advisors” means Scotia Waterous and Jennings Capital Inc.;

“Final Determination” means any determination for which, pursuant to Applicable Law, all times limited for and all rights to dispute, appeal or further appeal of or from such determination have expired or been exhausted;

“Final Sanction Order” means an Order which, among other things, shall approve and sanction the Plan under the CCAA and shall include provisions as may be necessary or appropriate to give effect to the Plan, including provisions in substance similar to those set out in Section 10.1;

“Government Authority” means a federal, provincial, territorial, municipal or other government or government department, agency or authority (including a court of law) having jurisdiction over CSEI, the business of CSEI, or the Plan;

“Holding Subsidiary” has the meaning given it in Section 4.2;

“Indebtedness” means in respect of the holder of any Claim, all of the indebtedness, liabilities and obligations of CSEI to such Creditor, whether direct, indirect, contingent or otherwise, including all outstanding principal, interest and penalties owed by CSEI to such Creditor, including any Claims as a result of the termination of any employment agreements, whether in writing or not, and any employment relationships established thereby and any other agreements relating to the payment of severance to any employees;

“Initial Order” means the order granted by the Court in the CCAA Proceedings on March 5, 2009 which, among other things, granted CCAA protection to the CSEI Group, appointed the Monitor, and stayed proceedings against the CSEI Group;

“Interim Receivership Order” means the interim receivership order made in the Receivership Proceedings, as amended and restated;

“Instrument of Proxy” has the meaning given to it in subsection 5.3(b) of the Plan, a copy of which is attached as Schedule “B” hereto;

“ITA” means the Income Tax Act, R.S.C., 1985, c.1, the regulations thereunder and the Income Tax Application Rules R.S.C. 1985, c.2, all as amended;

“JOA” means the Joint Operating Agreement dated August 11, 2007 among CSEI, Challenger and BG in respect of Block 5(c), including any amendments thereto;

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“Meeting Order” means the Order under the CCAA that, among other things, accepts the filing of the Plan and calls and sets the date for the Creditors’ Meeting;

“Minister” means the member of cabinet charged with responsibility for the exploration, development and production of petroleum in Trinidad and Tobago and all other matters consequent thereto;

“Monitor” means Hardie & Kelly Inc.;

“New Lender’s Credit Agreement” means the credit facility agreement to be entered into by the CSEI Group or some of them and the new lender thereunder, to become effective upon the Plan Implementation Date;

“New Lender’s Security Agreements” means the security agreements to be entered into by the CSEI Group or some of them to secure advances to be made to the CSEI Group or some of them under the New Lender’s Credit Agreement which will be registered or otherwise perfected prior on the Plan Implementation Date, and which will become effective on the Plan Implementation Date;

“Order” means any order of the Court respecting the CCAA Proceedings or the Receivership Proceedings;

“Person” includes an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a union, a government or any department or agency thereof and the heirs, executors, administrators or other legal representatives of an individual;

“Plan” or “Plan of Arrangement” means the Plan of Compromise and Arrangement to which this Schedule “A” is attached and forms part, as supplemented and amended from time to time;

“Plan Implementation Date” means the Business Day following the satisfaction or waiver of the conditions precedent to the implementation of this Plan as set out in Section 8.4 or such other date as may be agreed by the Parties in consultation with the Monitor, and approved by the Court;

“Pre-Filing Claim” means any Claim other than a Subsequent Claim;

“Proven Claim” means a Claim which has been allowed and in respect of which there has been Final Determination of such Claim in accordance with this Plan and/or any applicable Order by the Plan Implementation Date;

“PSC” means the Production Sharing Contract for Block 5 (c) dated July 20, 2005 among the President of the Republic of Trinidad and Tobago, His Excellency George Maxwell Richards, Intenant of State Lands, the Ministry of Energy and Energy Industries, the Honourable Eric Anthony Williams and CSEI;

“Receiver” means Deloitte and Touche Inc., in its capacity as Interim Receiver, as appointed pursuant to the Receivership Proceedings;

“Receiver’s Certificates” has the meaning given to it in the Interim Receivership Order;

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“Receiver’s Claim” means the claim of the Receiver for amounts owing to it by CSEI including, without limitation, under Receiver’s Certificates, for the proper fees and costs incurred in connection with the Receivership Proceedings, and for unpaid suppliers claims being administered by the Receiver;

“Receivership Proceedings” means the proceedings commenced on February 11, 2009 in the Court of Queen’s Bench of Alberta, Judicial District of Calgary, Action No. 0901-02012;

“Released Party” has the meaning given to it in subsection 9.1 of the Plan;

“Required Majority” means, in respect of the Affected Creditors’ Class, a majority in number of the Affected Creditors who represent at least two-thirds in value of the Eligible Voting Claims of Affected Creditors who actually vote on the resolution approving the Plan (in person or by proxy) at the Creditors’ Meeting;

“Secured Claim” means any Claim or portion thereof, which is secured by a validly attached and existing security interest on the Assets and which was duly and properly perfected at the Filing Date, as finally determined in accordance with the Claims Procedure;

“Secured Creditors” means those Creditors with a Secured Claim, but does not include builders’ lien claimants with valid builders’ liens arising under any Applicable Law;

“Seeker” means Seeker Petroleum Ltd.;

“Special Crown Claims” means Claims of Her Majesty in right of Canada or a province, for all amounts that were outstanding at the Plan Implementation Date and are of a kind that could be subject to a demand under:

(i)         subsection 224(1.2) of the ITA;

(ii)        any provision of the Canada Pension Plan or of the Employment insurance Act that refers to subsection 224(1.2) of the ITA and provides for the collection of a contribution, as defined in the Canada Pension Plan; or an employee’s premium, or employer’s premium, as defined in the Employment Insurance Act, and of any related interest, penalties or other amounts; or

(iii)       any provision of provincial legislation that has a similar purpose to subsection 224(1.2) of the ITA, or that refers to that subsection, to the extent that it provides for the collection of a sum, and of any related interest, penalties or other amounts, where the sum

(A)	has been withheld or deducted by a person from a payment to another person and is in respect of a tax similar in nature to the income tax imposed on individuals under the ITA, or

(B)	is of the same nature as a contribution under the Canada Pension Plan if the province is a “province providing a comprehensive pension plan” as defined

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in subsection 3(1) of the Canada Pension Plan and the provincial legislation establishes a “provincial pension plan” as defined in that subsection;

“Subsequent Claim” means any Claim arising after the Filing Date as a result of the termination, disclaimer or repudiation after the Filing Date of any contract, lease, employment agreement, or other arrangement or agreements of any nature whatsoever, whether oral or written, and any amending agreement related thereto, in effect as at the Filing Date;

“Subsequent Claims Bar Date” means the later of: (i) the Claims Bar Date; and (ii) 5:00 p.m. Mountain Time on the day which is 30 days after the date on which the termination, disclaimer or repudiation giving rise to the Subsequent Claim occurred, or such later date on which a Proof of Claim in respect of a Subsequent Claim is accepted for filing by CSEI and the Monitor, or the Court, prior to the Creditors’ Meeting;

“Tax” or “Taxes” means any and all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Taxing Authority, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Taxing Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping, all licence, franchise and registration fees and all employment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

“Tax Claim” means any Claim against CSEI for any Taxes in respect of any taxation year or period ending on or prior to the Filing Date, and in any case where a taxation year or period commences on or prior to the Filing Date but does not end until after the Filing Date, any Claims against CSEI for any Taxes in respect of or attributable to the portion of the taxation period commencing prior to the Filing Date and up to and including the Filing Date. For greater certainty, a Tax Claim shall include, without limitation, any and all Claims of any Taxing Authority in respect of transfer pricing adjustments and any Canadian or non-resident Tax related thereto;

“Taxing Authorities” means any one of Her Majesty the Queen, Her Majesty the Queen in right of Canada, Her Majesty the Queen in right of any province or territory of Canada, the Canada Revenue Agency, any similar revenue or taxing authority of Canada and each and every province or territory of Canada and any political subdivision thereof and any Canadian or non-Canadian government, regulatory authority, government department, agency, commission, bureau, minister, court, tribunal or body or regulation making entity exercising taxing authority or power, and “Taxing Authority” means any one of the Taxing Authorities;

“Unaffected Claims” has the meaning given to it in Section 2.3 of the Plan;

“Unaffected Creditor” is a Creditor whose Claim is an “Unaffected Claim”, but only in respect of and to the extent of such Unaffected Claim;

“Unaffected Plan Closing Claims” means the following Claims, which will either be reserved for or paid on the Plan Implementation Date in accordance with the Plan:

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a.	the Claims of the Monitor and its counsel for unpaid fees and costs incurred up to and including the Plan Implementation Date;

b.	the Claims of CSEI’s counsel and counsel for the Independent Committee of the Board of Directors of CSEI for unpaid fees and costs incurred up to and including the Plan Implementation Date.

SCHEDULE “B”
Action No. 0901-02873

THE COURT OF QUEEN’S BENCH OF ALBERTA JUDICIAL
DISTRICT OF CALGARY

IN THE MATTER OF THE COMPANIES’ CREDITORS ARRANGEMENT ACT,
R.S.C. 1985, c. C-36, as amended

AND IN THE MATTER OF CANADIAN SUPERIOR ENERGY INC.

AND IN THE MATTER OF SEEKER PETROLEUM LTD.

AND IN THE MATTER OF CANADIAN SUPERIOR TRINIDAD AND TOBAGO
LIMITED

INSTRUMENT OF PROXY

MEETING OF ORDINARY CREDITORS OF CANADIAN SUPERIOR ENERGY INC. to be held pursuant to an Order of the Alberta Court of Queen’s Bench (the “Court”) in connection with Canadian Superior Energy Inc.’s Plan of Arrangement under the Companies’ Creditors Arrangement Act (Canada) (the “Plan”) on September 11, 2009 at 10:00 a.m. in the offices of:

Borden Ladner Gervais LLP,
1090, 400 Third Avenue S.W.,
Calgary, Alberta T2P 4H2

and at any adjournment thereof.

Before completing this Instrument of Proxy, please read carefully the instructions accompanying this Instrument of Proxy for information respecting the proper completion and return of this Instrument of Proxy.

THIS INSTRUMENT PROXY MUST BE COMPLETED AND SIGNED BY THE CREDITOR AND PROVIDED TO THE MONITOR, HARDIE & KELLY INC., BY 5:00 P.M. (MST) ON THE BUSINESS DAY PRIOR TO THE MEETING OR WITH THE CHAIR PRIOR TO THE COMMENCEMENT OF THE MEETING OR ANY ADJOURNMENT

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THEREOF IF ANY PERSON ON SUCH CREDITOR’S BEHALF IS TO ATTEND THE MEETING AND VOTE ON THE PLAN OR IF SUCH CREDITOR WISHES TO APPOINT AN OFFICER OF THE MONITOR TO ACT AS SUCH INSTRUMENT OF PROXY.

THE UNDERSIGNED CREDITOR hereby revokes all proxies previously given and nominates, constitutes and appoints ________________________ or, if no person is named, Marc Kelly of Hardie & Kelly Inc. in its capacity as Monitor, or such other representative of the Monitor as the Monitor may designate, as nominee of the undersigned Creditor, with full power of substitution, to attend on behalf of and act for the undersigned Creditor at the Meeting of Creditors of Canadian Superior Energy Inc. to be held in connection with the Plan and at any and all adjournments thereof, and to vote the amount of the undersigned Creditor’s Affected Claims for voting purposes as determined pursuant to the Creditors’ Meeting Order, the Claims Process, the Plan, the CCAA and any further order of the Court as follows:

A.           (mark one only):

☐           VOTE FOR approval of the Plan; or

☐           VOTE AGAINST approval of the Plan

-and-

B.           vote at the nominee’s discretion and otherwise act for and on behalf of the undersigned Creditor with respect to any amendments or variations to the Plan and to any other matters that may come before the Meeting of Creditors of Canadian Superior Energy Inc. any adjournment thereof.

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DATED this __ day of ______________2009.

Print Name of Creditor

Signature of Creditor. If the Creditor is a corporation, signature of an authorized signing officer of the Corporation.

Title of the authorized signing officer of the corporation, if applicable.

Mailing address of the Creditor

Phone number of the Creditor

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INSTRUCTIONS FOR COMPLETION OF PROXY

Each Creditor who has a right to vote at the Creditors’ Meeting has the right to appoint a person (who need not be an Creditor) to attend, act and vote for and on behalf of such Creditor and such right may be exercised by inserting in the space provided the name of the person to be appointed. If no name has been inserted in the space provided, the Creditor will be deemed to have appointed Marc Kelly of the Monitor (or such other representative of the Monitor as the Monitor may designate) as the Creditor’s proxy holder.

If an officer of Hardie & Kelly Inc. is appointed or is deemed to be appointed as proxy holder and the Creditor fails to indicate on this ordinary creditors’ proxy a vote for or against approval of the Plan, this instrument of proxy will be voted FOR approval of the Plan.

If this instrument of proxy is not dated in the space provided, it will be deemed to be dated on the date it is received by the Monitor.

This instrument of proxy must be signed by the Creditor or by the Creditor’s attorney duly authorized in writing or, if the Creditor is a corporation, by a duly authorized officer or attorney of the corporation with an indication of the title of such officer or attorney.

Valid proxies bearing or deemed to bear a later date will revoke this ordinary creditors’ proxy. If more than one valid proxy for the same Creditor and bearing or deemed to bear the same date are received with conflicting instructions, such proxies will be treated as disputed proxies and will not be counted.

This instrument of proxy should be sent to the Monitor by facsimile at the address set out below so that it is received by the Monitor no later than 5:00 p.m. (MST) on September 10, 2009.

Hardie & Kelly Inc.
Court Appointed Monitor
206, 5800 – 2nd Street SW
Calgary, Alberta T2H 0H2
Attention: Marc Kelly
Telephone: (403) 252-1766
Fax: (403) 640-0591